[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

Exhibit 10.18
PRODUCTION FACILITY
DEVELOPMENT AND RICE BRAN
SUPPLY AND PURCHASE AGREEMENT

This Production Facility Development and Rice Bran Supply Agreement ("Agreement") is entered into effective as of September 13, 2005 (“Effective Date”) by and between NutraCea, a California corporation with a principal mailing address at 1261 Hawk’s Flight Court, El Dorado Hills, California 95762 ("NutraCea"), Food Trading Company Dominicana, S.A., a Dominican corporation with principal mailing address at Calle Manuel de Jesus Troncoso No. 18, Ensanche Paraiso, Santo Domingo, Dominican Republic (“FTCD”). The parties, as of the Effective Date, agree as follows:

1.	Background and Purpose.

1.1.     NutraCea. NutraCea is a nutritional foods company that develops proprietary and patented nutraceutical products for human and animal consumption. NutraCea recently entered into an agreement to combine with The RiceX Corporation (“RiceX”). The combined companies posses proprietary technology to stabilize rice bran and an additional process that converts and enhances stabilized rice bran into proprietary value-added products. This proprietary technology and other proprietary processes owned by NutraCea and RiceX allow for Stabilized Rice Bran (as defined in Section 2.1) to be processed into fiber and predigested fiber (“Solubles”).

1.2.     Food Trading Company Dominicana. FTCD owns and operates a substantial rice milling operation located in the Dominican Republic currently producing approximately 20,000 metric tons of rice annually (“FTCD Mill”). FTCD is in the process of acquiring another substantial rice mill that operates in the Dominican Republic. Upon completion of the acquisition FTCD has represented to NutraCea that FTCD will have combined milling facilities processing approximately twenty percent (20%) of the country’s production, equating to approximately 50,000-60,000 metric tons per year. FTCD currently purchases 20,000 metric tons of rice from the United States. FTCD has existing retail distribution through various retail outlets in the marketplace and a history of successfully producing and distributing rice-based products in the Dominican Republic.

1.3.     The Company. In order to conduct their joint business operations hereunder, the parties have agreed to form one or more entities in accordance with requirements of Section 3. The type of entity or entities to be formed will be mutually determined by the parties in a manner reasonably anticipated to minimize the tax liabilities of the parties and to allow for effective business operations in the Dominican Republic and Haiti as contemplated hereunder. The entity or entities will be owned fifty percent (50%) by NutraCea and fifty percent (50%) by FTCD, as specified in Section 3, and are collectively referred to herein as the “Company”).

1.4.     Production Facility. Both NutraCea and FTCD has agreed that NutraCea will either install stabilization equipment at the FTCD Mill and construct one or more proprietary two stage stabilization, conversion and enhancement facilities within the Dominican Republic, or construct an additional production facility or improve an existing production facility in the United States of America sufficient to fulfill its Solubles supply obligations hereunder (“Production Facility”). If the Production Facility is constructed in the Dominican Republic and stabilization equipment is placed at the FTCD Mill, FTCD will supply all of the required raw rice bran requested by NutraCea for the purpose of stabilization of the rice bran, all on the terms and conditions set forth herein. The parties intend that the Stabilized Rice Bran, Solubles and all value-added products produced hereunder (“Products”) will be sold and commercialized by the Company, through retail outlets and distributed through government sponsored feeding programs within the Dominican Republic and Haiti (“Business”). Initially, the Products will comprise individual servings of 15 grams of NutraCea’s Solubles mixture, with such added vitamins as the parties may mutually agree upon, mixed with water and packaged for individual consumption (“Servings”). The parties may add additional products in the future by mutual agreement and shall specify any such additional Products by executing a written amendment to this Agreement.

2.	Stabilization Equipment and Production Facility.

2.1.     Installation of Stabilization Equipment. Unless either party, at its option and as provided in Section 2.6 below, elects to proceed with the Alternate Production Arrangement (as defined in Section 2.6) and for NutraCea to create sufficient production facilities in the United States of America to fulfill its supply obligations hereunder, NutraCea will, at its own expense, provide and install in the FTCD Mill all components and hardware (“Equipment”) necessary for and required in connection with stabilizing, cooling, handling, grinding, sifting and packaging of full fat stabilized rice bran and/or enhanced full fat stabilized rice bran (“Stabilized Rice Bran”) in a capacity to produce at least 5,000 metric tons of Stabilized Rice Bran per year. NutraCea agrees that the proper design of the Equipment requires that certain devices and systems, such as metal detectors, magnets and sifters are an integral and necessary part of the process to ensure, among other things, the purity and wholesomeness of the product, and NutraCea agrees to incorporate such components into the design of the Equipment. The parties acknowledge that NutraCea will retain all rights title and interest in the Equipment installed at the FTCD Mill and that FTCD will have no right, title or interest in or to the Equipment. The parties acknowledge that FTCD will retain all rights, title and interest in the Land (as defined in Section 2.2 below) subject only to the lease that may be granted under Section 2.2. Upon any termination of any lease granted under Section 2.2, FTCD will own all rights, title and interest in the Land.

2.1.1.     FTCD Mill. Unless either party elects to proceed with the Alternate Production Arrangement pursuant to Section 2.6, FTCD will provide physically segregated facilities for the Equipment at the FTCD Mill of at least 5,000 square feet, and NutraCea agrees that the space occupied by the Equipment and warehouse will not exceed 5,000 square feet. FTCD will take all action necessary to make certain that the Equipment has reasonable access to sufficient electricity (including a central distribution panel near the Equipment), water, sewer and other utilities to operate and maintain the Equipment, and the Equipment will be located conveniently near existing rice bran storage and processing areas. FTCD agrees that and will ensure that NutraCea and Company employees and agents will have unrestricted access to the Equipment during all business hours and the Equipment will not be accessible by any other persons without the express prior consent of NutraCea.

2.1.2.     FTCD Assistance and Support. In connection with the installation of the Equipment, if applicable, FTCD, at no cost to NutraCea, will provide NutraCea with such reasonable engineering, labor and professional assistance in selecting and purchasing components for the Equipment and contractors to install the Equipment, as well as planning and supervising the installation and moving of the Equipment within the Dominican Republic, as NutraCea reasonably requests. FTCD will provide to NutraCea, at no cost to NutraCea, training and technical support (including, without limitation, reasonable on-site consultation) to enable NutraCea and Company to start and tune, and thereafter to efficiently and safely clean, maintain and operate the Equipment. NutraCea or its agents or the Company will from time to time make reasonable modifications and/or improvements to the Equipment in order to improve the efficiency or cost-effectiveness of cleaning, sanitizing, operating, maintaining or repairing the Equipment. The Company will pay all approved fees, costs and expenses (including, without limitation all material, labor, transportation and professional fees, costs and expenses) incurred in connection with any such modifications and/or improvements unless otherwise agreed in writing by the parties.

2.2.     Production Facility. NutraCea and FTCD agree to construct or improve a Production Facility for processing the Stabilized Rice Bran into bulk Stabilized Rice Bran Solubles dry mixture, which the Company will combine with water and package into the Solubles Servings, and into such other Products as the parties may hereafter mutually agree upon, from time to time. Unless the Production Facility is constructed or improved under the Alternate Production Arrangement, the facility shall be constructed to comply with the requirements and specifications agreed upon by the parties and which, once agreed upon, shall be attached as Exhibit A hereto (“Specifications”). If NutraCea and FTCD decide to proceed with the construction of the Dominican Republic Production Facility, FTCD shall grant to NutraCea a ground lease for one United States dollar ($1.00 U.S.D.) per year for land of location and quality reasonably acceptable to NutraCea and in conformity with the development criteria established by NutraCea pursuant hereto (“Land”), on which the initial Production Facility shall be constructed. The ground lease shall be a ten year lease with two ten year extensions, exercisable at the election of NutraCea and FTCD, and shall be in the form and of content reasonably acceptable to the parties. FTCD shall take all action and make all arrangements necessary or useful such that the Land has all governmental approvals, zoning, and entitlements necessary or appropriate for construction of the Production Facility and its operation as contemplated hereunder. In the alternative, NutraCea and FTCD may mutually agree to assign the Lease to the Company; with a contribution value of one United States dollar ($1.00 U.S.D.) and FTCD will have the right to terminate the Lease on any dissolution of the Company.

2.2.1.     Construction. NutraCea will engage an architect to prepare plans and design concepts for the Production Facility building in the Dominican Republic (unless the parties do not proceed with a facility in the Dominican Republic). At such time as the parties decide to proceed with a Production Facility in the Dominican Republic, NutraCea agrees to commence preparation of plans and specifications for the Production Facility (“Production Facility Plans”) within forty-five days after the date of entering into the Lease for the Land and to complete such plans and specifications and provide a copy thereof to FTCD for submission to the appropriate governmental agencies for approval, within ninety days after such commencement. FTCD shall diligently pursue issuance of all necessary building permits and governmental approvals. Construction shall commence following delivery to NutraCea by FTCD of possession of the leasehold rights in the Land accepted by NutraCea pursuant to the Lease with all necessary governmental approvals, zoning, and entitlements for the Land and Production facility plans and pursuant to such development criteria that NutraCea or the Company will provide to FTCD, including without limitation, utilities, access and other requirements. NutraCea agrees to accept the Land, subject to NutraCea’s verification, to its reasonable satisfaction, that the Land complies with NutraCea’s development criteria, satisfaction of the other requirements set forth in Section 2.1 and compliance with all governmental requirements therefor and in accordance with all requirements set forth in the Lease.

Within thirty days after FTCD provides the Land, then in accordance with the Production Facility Plans and applicable governmental permits and approvals, NutraCea will sublease the Lease to the Company, and agrees to commence construction of the Production Facility (subject to the right to revise the plans) and to complete the construction of the Production Facility within twenty-four months of commencement of the construction. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefore, governmental restrictions, governmental regulations, governmental controls, enemy or hostile governmental action, civil commotion, fire or reasonable casualty, and other causes beyond the reasonable control of NutraCea and shall exclude the performance by NutraCea for a period equal to any such prevention, delay or stoppage.

If at any time during the term of this Agreement FTCD is not able to timely provide the Land for, or bring the utilities to, or obtain all necessary governmental permits and approvals for the Production Facility, or timely complete any necessary Off-Site Improvements (as defined below), then at the election of either NutraCea or FTCD, the parties shall proceed with the Alternate Production Arrangement or terminate this Agreement and the Lease and FTCD shall repay NutraCea for all amounts expended by NutraCea to so complete such work, plus interest (at a rate equal to the Bank of America’s reference rate, plus six percent, but not to exceed the maximum legal rate and NutraCea may deduct such amounts (as well as the amount of any other damages suffered by NutraCea) from any payments due to FTCD under this Agreement, until such amounts, plus interest, are fully reimbursed to NutraCea.

2.2.2.     Offsite Improvements. Any improvements to any adjacent property to the Leased property are required in connection with the construction of the Production Facility are referred to herein as "Off-Site Improvements." No later than thirty days after entering into the Lease for the Land, FTCD shall provide specifications for construction and installation of all Off-Site Improvements, including, by way of example rather than limitation, widening of streets, sewer lines (including trunk sewers), gutters, curbs, storm drains, wells, and installation of necessary utilities to the Production Facility, and all other Off-Site Improvements required for compliance with applicable governmental requirements. All Off-Site Improvement plans shall be subject to the prior written approval of both FTCD and NutraCea, which approvals shall not be unreasonably withheld.

2.2.3.     Construction Contracts. FTCD shall engage, and supervise the performance of, one or more contractor for the purpose of constructing any Off-Site Improvements, so that all such improvements shall be substantially completed as necessary for the operation of the Production Facility. FTCD shall pay the development costs incurred in the construction of the Off-Site Improvements, which shall include all charges related to the Off-Site Improvements.

2.3.     Cost Limitation. If the costs of construction of the Production Facility, including HVAC, exceed fifty United States dollars ($50 U.S.D.) per square foot (“Upset Cost”), then NutraCea or FTCD may elect to proceed with the Alternate Production Arrangement and to terminate the Lease. Any such election to terminate the Lease and proceed with the Altermate Production Arrangement as a result of an Upset Cost shall be null and void; however, if FTCD or NUtraCea agrees to pay the Upset Cost. NutraCea shall have the right to elect to initially construct a building of smaller square footage in connection with redesigning the building in order to attempt to reduce the cost of construction below the Upset Cost, provided however, that such building shall be reasonably sufficient for the intended operations as set forth in this agreement the production requirements hereunder.

2.4.     Operation, Maintenance and Repair. The Company will have responsibility for providing personnel to properly clean, operate and maintain the Equipment (if NutraCea elects to proceed with the construction of a Dominican Republic Production Facility) during the term of this Agreement; provided, however, that NutraCea will be responsible for promptly providing replacement parts normally used during normal operations for the Equipment. Any parts destroyed or rendered unusable by the Company’s personnel will be replaced at the expense of the Company.  The Company, with assistance from FTCD, will ensure that the maintenance, cleaning and operation of the Equipment complies with all applicable health, safety, labor, building and other codes and regulations and that the Equipment is kept in a sanitary and food grade quality condition. If either party elects to proceed with the Alternate Production Arrangement, the Company will be responsible to operate, maintain and repair the facilities necessary to convert the bulk Solubles mixture into Product Servings, including the addition of water and packaging of individual Servings.

2.5.     Approval and Consents. Unless otherwise specifically provided for herein, if any party is requested to give its approval or consent to any matter, it shall not unreasonably withhold such consent and it shall respond in writing within ten days after receipt of written request therefor from the other party, provided such request includes all information necessary to make a determination regarding such approval or consent.

2.6.     Alternate Production Arrangement. Notwithstanding any contrary provisions in the Section 2 or in any other provisions of this Agreement, either party has the right to require the production of the Solubles Mixture to occur in the United States and not to construct or to delay the construction of a Production Facility in the Dominican Republic. Both NutraCea and FTCD must agree to construct the Production Facility in the Dominican Republic. In such event NutraCea will create sufficient production facilities in the United States of America to fulfill its supply requirements to provide the bulk Product Solubles mixture to be added with water and packaged into the Product Servings by the Company, as necessary to satisfy its obligations under this Agreement, and all other terms and conditions under this Agreement will remain in effect for both parties (the “Alternate Production Arrangement”). Under the Alternate Production Arrangement, NutraCea will ship bulk Solubles mixture to the Company, and the Company will produce the individual Servings. FTCD will take all action necessary to comply with applicable law in the production of the Servings from the Solubles mixture. The Company will pay for all costs of shipping the Solubles mixture to the Dominican Republic. If either party elects this Alternate Production Arrangement, then the provisions of Sections 2.1 through 2.4 that are only applicable for the Dominican Republic Production Facility shall not apply. NutraCea will complete the improvements and construction necessary for the Alternate Production Arrangement Production Facility within twenty-four months of the date of this Agreement. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefore, governmental restrictions, governmental regulations, governmental controls, enemy or hostile governmental action, civil commotion, fire or reasonable casualty, and other causes beyond the reasonable control of NutraCea and shall exclude the performance by NutraCea for a period equal to any such prevention, delay or stoppage.

3.	Company Formation and Purpose.

3.1.     Company Formation and Purpose. By no later than 14 days following the Effective Date, NutraCea and FTCD agree to form the Company as one or more entities, owned equally by each of the parties. The type of entity or entities will be mutually determined by the parties in a manner reasonably anticipated to minimize the tax liabilities of the parties and to allow for effective business operations in the Dominican Republic and Haiti as contemplated hereunder. The Company will be owned initially by NutraCea and FTCD. The Company will have (a) as its registered name “Food for Life, LLC”, (b) as its purpose the distribution and marketing of the Products in the Dominican Republic and Haiti; (c) charter documents and one or more shareholder or operating agreements of form and content reasonably approved by the parties, in good faith, within 14 days after the Effective Date (“Charter Agreements”); and (d) the authority, in addition to such other authority granted in the Charter Agreements, to cause to be filed under the laws of any jurisdiction in which the Company intends to conduct its business any documents necessary for the Company to form any subsidiaries necessary in order to transact its business in such jurisdiction. The parties will share equally in the management and profits of the Company, except as to those items designated below. Any disbursement of funds or expenditures from the Company will require written approval of at least one authorized representative from each of NutraCea and FTCD. The Company may not operate or sell or distribute any Products outside of the Dominican Republic or Haiti without the express pior written approval of NutraCea. NutraCea shall appoint the chief financial officer of the Company, shall select the accountants to be retained by the Company, and shall control its accounting and reporting issues. The parties acknowledge that NutraCea is a public company under laws of the United States, and agree that the Company will take the appropriate actions necessary to comply with any United States reporting obligations of NutraCea. NutraCea shall have no obligation to contribute any NutraCea intellectual property to the Company and neither the Company nor FTCD will obtain any rights or interest in any intellectual property, trademarks, trade names, patents, or trade secrets of NutraCea as a result of the transactions contemplated in this Agreement unless expressly agreed to in advance and in writing by NutraCea.

3.2.     Costs and Expenses. All costs and expenses (including without limitation legal, accounting fees and expenses), and all sales, use, transfer, excise, conveyance, business, occupation, franchise and other taxes, duties, assessments, charges and fees (other than taxes on or measured by the individual net income of a party) imposed on the Company or a party by a taxing authority related to the formation of the Company shall be borne by the Company, provided however, that each party shall bear all taxes on or measured by its net income and all legal fees and expenses incurred by it in connection with the preparation of this Agreement and related agreements.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

        3.3.     Principal Address. The Company’s principal offices and place of business shall be at such location as is designated by both parties, with the reasonable approval of FTCD. The principal place of business may be changed from time to time with the written consent of NutraCea and FTCD.

4.	Initial Contributions to the Company.

4.1.     NutraCea Contributions. Unless either party elects to proceed with the Alternate Production Arrangement, NutraCea’s initial contribution to the Company shall be securing funding for the construction of the Production Facility, subject to the contributions of FTCD being met by the dates set forth herein and the construction and completion of the Production Facility as required herein. If either party elects to proceed with the Alternate Production Arrangement, NutraCea will agree to provide to the Company the Solubles mixture, including solubles, and Stabilized Rice Bran to be packaged by the Company into the Products, as required pursuant to Section 6. The first distribution of funds from the Company will be to repay any equity contributions made by either party, para-parsu. Any advances made by either party to or on behalf the Company must be approved by both parties and will be repaid before any distributions of funds from the Company.

4.2.     FTCD Contributions. FTCD’s initial contribution to the Company shall be:

(a)     The Lease for the Land to construct the Production Facility, if applicable.

(b)     One or more signed purchase agreements for sales to governmental and/or private organizations within the Dominican Republic or Haiti for the purchase of the Products packaged by the Company for a period of at least one year after the Effective Date of this Agreement in the amounts specified in Section 4.2 (c). FTCD will secure the purchase agreements no later than November 30, 2005 and represents and warrants to NutraCea, as a material term to the Agreement, that FTCD is able to obtain such purchase agreements.

(c)     during the initial two year period(years one and two) from the Effective Date, FTCD shall secure signed purchase agreements in the aggregate annual amount of at least [*] for Products Servings in the Dominican Republic, representing approximately 200,000 Servings per day, based on a price of approximately [*] per serving, but in no case less than [*] per serving. All such dollar amounts will be determined based upon the currency exchange rate for Dominican Republic pesos into United States dollars in effect as of the Effective Date and will be subject to currency exchange fluctuations occurring thereafter. FTCD will secure the initial written purchase orders no later than 45 days from the Effective Date. Until and unless the Production Facility in the Dominican Republic is completed and operational, the bulk Solubles Product mixture requirements under this Agreement shall be met by NutraCea’s United States facilities (this will occur during the entire term that either party elects to proceed with the Alternate Production Arrangement) and package the bulk Solubles in accordance with the terms of this Agreement.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

(d)      during the next two year period (years three and four), the purchase agreements in the aggregate will increase to at least [*] per month for Product, representing at least 800,000 Servings per day for approximately seventeen days per month (based on a price of approximately [*] per Serving, but in no event less than [*] per Serving).

4.4.     License Grant to Company. Upon the formation of the Company, NutraCea shall grant to the Company an exclusive license, solely in and as to the Dominican Republic and Haiti, to manufacture, if applicable, and/or package and distribute the Products. The Company shall have the right to sublicense certain of the rights granted hereunder to FTCD, as necessary to allow FTCD solely to assist the Company in the performance of its duties hereunder. The parties intend to create one or more private label brand names for the Products, which shall be owned by the Company. With the exception of these private label trade names all rights not specifically granted hereunder shall remain the property of NutraCea, and neither the Company nor FTCD shall have a license therein except as specifically granted herein.

5.	Regulatory Approvals.

5.1.     Regulatory Compliance. FTCD shall obtain all appropriate governmental and legal permits and consents required for: (i) the importation by NutraCea of Solubles, and Stabilized Rice Bran and the processing of the Solubles and Stabilized Rice Bran into Products by the Company during the period prior to the completion of the Production Facility, or the entire term if NutraCea or FTCD elects to proceed with the Alternate Production Arrangement; (ii) the construction of the Production Facility, if applicable; (iii) the initiation and ongoing operation of the Production Facility, if applicable and (iv) all other activities contemplated by the business of the Company. FTCD is required to obtain government wavers of import duties, taxes and fees associated with any product or equipment imported to the Dominican Republic.

5.2.     Assistance with Compliance. NutraCea shall provide FTCD with samples of the Products and Product descriptions required for the registration process. NutraCea shall provide FTCD with all reasonable assistance in obtaining the required permits and consents.

6.	Supply of Materials.

6.1.     Sale and Delivery of Materials. Unless NutraCea or FTCD elects to proceed with the Alternate Production Arrangement, subject to the terms and conditions hereof, FTCD hereby agrees to sell to the Company, and the Company shall have the option to purchase from FTCD, quantities of raw rice bran that FTCD is reasonably able to deliver and required to fill orders by the Company to FTCD for Product. FTCD shall establish a credit limit for the Company’s purchases comparable to the limit established by FTCD for customers of similar creditworthiness. The purchase price of all raw rice bran so purchased by the Company, at the Company’s option, shall be established by the parties, in advance, on an annualized basis, but in no event shall it exceed the market price per quantity and term ordered for such material in the Dominican Republic. This pricing shall apply to all orders processed by FTCD during each calendar year. The weight of raw bran sold to the Company will be computed based upon the actual weight of accepted finished bran. Prior to the completion of a Production Facility in the Dominican Republic, and during the entire term that either party elects to proceed with the Alternate Production Arrangement, and subject to the terms and conditions hereof, NutraCea hereby agrees to sell to the Company, and the Company agrees to purchase from NutraCea the Company’s requirements for Stabilized Rice Bran Isolates, including Solubles, and Stabilized Rice Bran to be processed into Products by the Company for resale as permitted herein and as required to fill orders for Product sales, which will only be permitted in the Dominican Republic and Haiti. The purchase price of all such materials purchased by the Company shall be the total cost to manufacture, assemble, and prepare such materials, including all direct and actual costs and overhead costs, with overhead costs not to exceed [*] of the raw ingredient costs.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

(a)     Taxes. The prices for the materials shall include any excise, sales, use, value added or other taxes, tariffs or duties that may be applicable to the sale of the materials.

(b)     No Withholding. Except for the withholding of taxes required by the applicable laws of the Dominican Republic, all payments by the Company shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes which are otherwise imposed on payments to FTCD and/or NutraCea shall be the responsibility of FTCD and NutraCea, as applicable. The Company shall provide FTCD and NutraCea with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by FTCD or NutraCea, as applicable, to evidence all withheld taxes paid over to the government.

(c)     Transportation. Transportation costs are the responsibility of the Company. All shipments will be freight collect unless other arrangements have been previously agreed upon. Responsibility for specifying the method of shipment rests with the Company at the time an order is placed. If the Company does not specify a method, FTCD or NutraCea, as applicable, will select an appropriate carrier, subject to the approval of NutraCea.

7.     Operation of Business after Completion of Production Facility. Upon completion of the Production Facility, the Company shall retain a sufficient number of employees to operate the Production Facility, if applicable, pursuant to the license granted to the Company by NutraCea, and to mix, package, distribute and market the Products in the Dominican Republic and Haiti.

8.     Conditions to Obligations of Parties. In addition to the following requirements, this Agreement is expressly conditioned on the prior approval of the Board of Directors of NutraCea, FTCD and The RiceX Company, as required pursuant to the pending combination of NutraCea and The RiceX Company. The following conditions must be satisfied or waived by NutraCea (in its sole discretion) as conditions to the obligations of NutraCea under this Agreement:

8.1.	Conditions to the Obligations of NutraCea.

(a)     FTCD shall have obtained executed, binding Product purchase agreements as required pursuant to Section 4.2 (b) and (c) above; and

(b)     FTCD shall have obtained all necessary or appropriate regulatory approval required pursuant to Section 5.1 above.

9.      Competition. During the term of this Agreement, the parties agree that neither party may engage in other enterprises that compete with the business of the Company and/or compete with the current businesses conducted by each other, in the Dominican Republic or Haiti.

10.	Term; Termination.

10.1.   Term. The term of this Agreement shall be ten years from the Effective Date (“Term”), unless earlier terminated pursuant to the terms of this Agreement.

10.2.       Termination.  This Agreement may be terminated prior to expiration thereof without liability of the terminating party:

(i)     By either Party, at any time after the failure of the other party to make any payment due under this Agreement within ten days after notice that such payment is due, subject, however, to the force majeure provisions of Section 19, if applicable; and

(ii)     By either party, at any time after the ninetieth day after written notice to the other party of the breach by the other party of any provision contained in this Agreement, specifying the nature and extent of the breach, if within such thirty day period the specified breach has not been cured to the reasonable satisfaction of the aggrieved party.

11.3.	Effect of Expiration or Termination.

(a)     General. The expiration or termination of this Agreement shall discharge each party from the further performance of its respective obligations hereunder, but shall not release either party from liability arising before or as a result.

(b)     Confidential Information. In addition to the foregoing, upon expiration or termination of this Agreement for any reason, each party will return to the other, and/or will provide evidence satisfactory to the other party of the destruction of' all information or records provided to such party and all copies, extracts, summaries and abstracts thereof, and thereafter will not use or disclose any such information or records for its own benefit or to the detriment of the other party.

(c)     Removal of Equipment. Upon termination or expiration of this Agreement, NutraCea may, at its own expense, promptly remove the Equipment from the FTCD Mill, if applicable, without causing any damage to the FTCD Mill. All designs, blueprints, and components relating to the Equipment remain the sole property of NutraCea.

(d)     Survival of Covenants. The obligations of the parties under this Section 11 and Sections 12 and 13 shall survive any expiration or termination of the Agreement.

12.	Allocation of Liability; Indemnification; Insurance.

12.1.   Allocation of Liability. NutraCea shall bear sole responsibility for the payment, defense of and resolution of all claims, demands or causes of action (“Claims”) brought by any third party relating to or arising during or as a result of the design, installation or removal of the Equipment, if the parties proceed with Dominican Republic Production Facility hereunder. FTCD shall bear sole responsibility for the payment, defense of and resolution of all Claims brought by any third party to the extent proximately resulting from the negligent operation, maintenance or repair of the Equipment by FTCD employees or contractors.

12.2.   Indemnification. Each party hereby agrees to indemnify, defend and hold the other party and the other's directors, officers, shareholders, members, employees and agents harmless from and against (i) any and all Claims for which the indemnifying party bears sole responsibility under Section 12.1, (ii) any breach by the indemnifying party of its warranties or obligations hereunder, or (ii) any and all Claims made by any customer of the indemnifying party, whether for breach of any sales transaction or otherwise (but excluding any Claims resulting from a breach by the other party of any matter covered by Section 12.1 above).

12.3.   Insurance. The parties will cause the Company to carry at all times during the term of this Agreement (i) general liability insurance sufficient in scope of coverage to cover its respective liabilities under this Section 13 in the amount of at least one million United States dollars ($1,000,000 U.S.D.) per claim and in the aggregate and (ii) product liability insurance covering the Product in the amount of at least one million United States dollars ($1,000,000 U.S.D.) per claim and in the aggregate, in each case naming the both NutraCea and FTCD as an additional insured, and from time to time upon request of the other party to furnish reasonable evidence of such coverage. If the Company fails to satisfy its obligations under this Section 13.3, either party may purchase and maintain such insurance on the Company’s behalf and may add any premiums so paid to the amounts otherwise payable by the Company to that party pursuant to this Agreement.

13.	Confidentiality.

13.1.    General.  Each party agrees that during the course of performance of this Agreement, such party may receive or learn information relating to the other party, including without limitation the customers, suppliers, capacities, processes, patents, products, procedures, know-how, costs, business plans, assets or business of the other party (and which also includes all information delivered by FTCD to NutraCea under Section 4.3), and that much of such information comprises trade secrets. Each party agrees to treat all such information as confidential, and (i) to use at least the same measures and procedures to protect such information from non-permitted use or disclosure as it uses to protect its own confidential information, and (ii) not to disclose such information to anyone other than those employees involved in the administration of this Agreement that have a need to know such information. Each party further agrees not to use any such information (or permit the use thereof by any of its employees) except as expressly permitted by this Agreement, whether for its own benefit or to the detriment of the other, and not to disclose or to permit the disclosure of any such information by any person or entity under its control or influence, except to the extent that any such disclosure is required by law or by legal process, and then only after giving the other party reasonable advance notice of and an opportunity to contest the proposed disclosure.

13.2.    FTCD Mill. All rules and regulations of FTCD regarding the FTCD Mill, including without limitation access to the FTCD Mill by anyone not employed by FTCD, visitors at the FTCD Mill or photographs taken at the FTCD Mill, as such rules and regulations may be amended from time to time during the term of this Agreement, are hereby fully incorporated by reference into this Agreement and the Company and NutraCea agree to comply with all such rules and regulations. FTCD, however, shall not unreasonably deny the Company and NutraCea personnel and their guests’ reasonable access to the facility. Access to FTCD facilities for NutraCea personnel and guests shall be limited solely to Bran Stabilization Facility and the nearest restrooms, unless previously approved and/or accompanied by FTCD management.

13.3.   Specific Enforcement. The parties agree that any breach of the provisions of this Section 13 may result in damage to the aggrieved party which is irreparable, speculative or otherwise difficult to prove, and that each party accordingly shall be entitled to injunctive relief in the event of any breach or threatened breach hereof by the other.

14.	General Provisions.

14.1.   Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Dominican Republic.

14.2.    Amendment. This Agreement may be amended at any time and from time to time, but any amendment must be in writing and signed by NutraCea and FTCD.

14.3.     Notices. Any written notice to any party under this Agreement shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the seventh day after mailing if mailed to the party to whom notice is to be given, first class postage prepaid, return receipt requested, and addressed to the addressee at the address stated opposite his or its name below, or at the most recent address specified by written notice given to the sender by the addressee under this provision so long as at the time of mailing, the correspondence is also faxed to the recipient at the fax number also listed below:

NutraCea	Food Trading Company Dominicana, S.A.
1261 Hawk’s Flight Court	Calle Manuel de Jesus Troncoso No. 18
El Dorado Hills, CA 95762	Ensanche Paraiso
United States	Santo Domingo, Dominican Republic
Fax: (916) 933-7001	Attention: Juan Jose Agramonte
Attention: Bradley Edson

14.4.   Entire Agreement. This Agreement, including referenced exhibits and attachments, contains the entire agreement of the parties relating to the rights granted and obligations assumed in this Agreement. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification entered into in accordance with the terms of this Agreement.

14.5.   Benefit; Assignment. This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign nay of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party and any assignment or delegation of this Agreement by either party without the prior written consent of the other party shall be void. In no event shall either party assign any of its rights or delegate any of its duties under this Agreement to any person other than a transferee of its interests pursuant to the Operating Agreement.

14.6.    No Third Party Beneficiaries. This provisions of this Agreement are intended to bind each party to the other party and, except for the Company, are not intended to create and do not create any rights in any other person, including without limitation , any employee of the Company. No person or entity, other than the Company, shall be deemed to be a third party beneficiary of this Agreement.

14.7.    Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, unenforceable or illegal for any reason, such determination shall not affect or impair the validity, legality and enforceability of the other provisions of this Agreement which shall remain in full force and effect in the same manner and to the same extent as if the invalid, unenforceable or illegal provision had not been contained in this Agreement.

14.8.    Headings. The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

14.9.    Waiver. No waiver of any provision of this Agreement shall be binding upon a party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such party by an authorized representative of such party. Such waiver shall be effective only to the extent specifically set froth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, noir the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

14.10.   Counterparts. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument.

14.11.   Language. This Agreement shall be written and construed in the English language.

15.	Disputes; Arbitration; Waiver of Bond.

15.1.     Arbitration. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement or with operation of the Company, which have not been resolved by good faith negotiations between NutraCea and FTCD, shall be resolved by timely final and binding arbitration under the Rules of Arbitration of the International Chamber of Commerce. Any arbitration proceedings initiated by FTCD shall be held and take place in Sacramento, California. Any arbitration proceedings initiated by NutraCea shall be held and take place in Santo Domingo, Dominican Republic.

15.2.    Arbitrators. The arbitrators shall include one nominee to be selected by NutraCea and one selected by FTCD, and a third nominee to be jointly selected by the two nominees. In the event the respective nominees are unable to jointly select such third nominee within thirty days after they each make their own nomination, then the parties shall request the International Chamber of Commerce to designate the third arbitrator.

15.3     Judicatum Solvi Bond. In the event that there should arise any dispute between the parties regarding the terms of the present Agreement and other Agreements related to the present transaction, FTCD formally and expressly waives requesting NutraCea or any assignee of the latter, from the requirement of providing a bond as a transient foreign plaintiff, as established by Article 16 of the Civil Code and articles 166 and 167 of the Code of Civil Procedure, both of the Dominican Republic.

16.     No Joint Venture or Partnership; No Reference to Agreement or Relationship. Nothing in this Agreement shall be construed to create a partnership or joint venture of any kind or for any purpose between the parties hereto, or to constitute either party a special or general agent of the other, and neither party will act or represent otherwise to any third party. Neither party shall refer to this Agreement, to the other party or the relationship between the parties in any communication with any third party without the prior written consent of the other party.

17.     Disclaimer of Warranties. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND TO THE OTHER, WHETHER EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS OF PRODUCTS FOR A PARTICULAR PURPOSE), WITH RESPECT TO ANY RAW RICE BRAN OR PRODUCTS SOLD UNDER THIS AGREEMENT, except as expressly provided herein and that all raw rice bran will be pre-cleaned and freshly milled and sold in accordance with applicable law. The terms of any purchase order used or submitted in purchasing raw rice bran or the Products shall, except for the amount thereof purchased, be inapplicable and the provisions of this Agreement shall govern all such transactions.

18.     Limitation of Liability. Not withstanding anything contained in Section 12 or elsewhere in this Agreement, neither party shall be liable to the other, whether in tort, in contract or otherwise, and whether directly or by way of indemnification, contribution or otherwise, for any incidental, consequential, punitive or exemplary damages, (including without limitation lost profits or revenues or injury to business or business reputation), whether of the other party or of any third party, relating to or arising out of Products delivered under this Agreement or the sale of any Products.

19.     Force Majeure. Neither party shall be responsible for any delays in processing of any Product ordered on account of strikes, blackouts, floods, droughts, riots, epidemics, fire, governmental regulation, acts of God or other causes beyond its control.

20.    Severability. In case any provision of this Agreement shall be declared invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed stricken from this Agreement as to that jurisdiction only, and the validity, legality and enforceability of this Agreement or of any of its provisions in such jurisdiction or in any other jurisdiction shall not otherwise be affected

NUTRACEA	FOOD TRADING COMPANY DOMINICANA, S.A.

/s/ Bradley D. Edson	/s/ Juan Jose Agramonte Rincon
By: Bradley D. Edson	By: Juan Jose Agramonte Rincon
Title:President	Title: Chief Executive Officer

EXHIBIT A
Specifications

[No specifications attached.]